Exhibit 10.4

Compensation of Directors

Effective January 1, 2010, the board of directors of Gyrodyne Company of America, Inc. approved a change in the structure of directors compensation to a flat annual fee payable monthly. From January 1, 2010 until January 1, 2013, the annual director fee was set at $30,000, which includes attendance at board meetings and committee meetings, and the additional Chairman’s fee was set at $24,000 per year. Effective January 1, 2013, the board authorized an increase in annual director fees to $42,000 per year (which includes attendance at board meetings and committee meetings), and an increase in the Chairman’s fee to $36,000 per year for a total of $78,000 per year. Directors are entitled to be reimbursed for travel and other expenses related to company business.